Exhibit 10.8

Summary of Compensation Paid to Executive Officers of Summit Financial Group Inc.
and Amendments to Executive Employment Agreements

     On December 7, 2004, the Compensation Committee (the “Committee”) of Summit Financial Group, Inc. met to review the performance of the Company for 2004, to establish the Chief Executive Officer’s and the other executive officer’s base salary for 2005, to determine the bonuses for the Company’s executives under the Company’s Incentive Compensation Plan for 2004, and to determine the number of options to grant to the Company’s officers and employees under the Company’s Officer Stock Option Plan.

     The Company’s named executive officers are: Mr. H. Charles Maddy, III, President and Chief Executive Officer; Mr. C. David Robertson, President and Chief Executive Officer of Summit Community Bank; Mr. Patrick N. Frye, Senior Vice President and Chief Credit Officer; Mr. Ronald F. Miller, President and Chief Executive Officer of Shenandoah Valley National Bank; Mr. Scott C. Jennings, Senior Vice President and Chief Operating Officer; and Robert S. Tissue, Senior Vice President and Chief Financial Officer. Company reported all of these individuals as named executive officers in its 2004 proxy statement. The Company anticipates that each of these individuals will be disclosed as a named executive officer in its 2005 proxy statement.

     The Company’s Executive Compensation program consists of three basic components: (1) salaries; (2) annual incentive compensation pursuant to the Incentive Compensation Plan; and (3) long-term incentive compensation pursuant to the Officer Stock Option Plan. The Committee is responsible for the administration of the Company’s Executive Compensation programs, which includes recommending to the Board of Directors for ratification base salary levels, bonuses under the Company’s Incentive Compensation Plan and stock option awards under the Company’s Officer Stock Option Plan. The Company’s compensation policies will be discussed in detail in the Report of the Compensation and Nominating Committee on Executive Compensation included in the Company’s proxy statement.

Base Salaries

     The Company has entered into employment agreements with Messrs. Maddy, Miller, Robertson and Frye (the “Employment Agreements”). The Employment Agreements establish a base salary for each individual and the Committee has the authority to annually adjust such base salaries based upon an evaluation of each individual’s performance. The Committee recommends such adjustments to the Board of Directors for ratification.

     On December 7, 2004, the Committee reviewed recommendations by the President and Chief Executive Officer for the other named executive officer’s base salary for 2005. In reviewing the recommendations, the Committee considered (i) the financial performance of the Company and (ii) a presentation by the President Chief Executive Officer regarding each named executive officer. The President and Chief Executive Officer based his presentation and recommendations on an analysis of Company performance, and peer group comparisons. Based on this analysis, the Committee recommended to the Board of Directors for ratification that the base salaries of the named executive officers, other than the President and Chief Executive Officer, for 2005 be set as follows: Mr. Robertson – $170,000; Mr. Frye – $150,000; Mr. Miller – $170,000; Mr. Jennings – $140,100; and Mr. Tissue – $140,000. These recommendations were presented to the Board of Directors for ratification at its meeting on March 4, 2005. The Board of Directors ratified the recommendations of the Committee.

     Although the Committee contemplated entering into a written employment agreement with Mr. H. Charles Maddy, III, the President and Chief Executive Officer of the Company, in 2005, on December 7, 2004 the Committee approved a new base salary for 2005 of $325,000 for Mr. Maddy with the understanding that this base salary could increase upon further review in connection with the negotiation of an employment agreement with Mr. Maddy.

     Upon further review of peer group information and based on certain performance related criteria set forth in the Report of the Compensation and Nominating Committee on Executive Compensation in the Proxy Statement, Mr. Maddy’s base salary was increased to $350,000 for 2005 under the terms of Mr. Maddy’s Employment Agreement dated March 4, 2005. A summary of the terms of Mr. Maddy’s Employment Agreement is set forth in the Company’s filing on Form 8-K filed March 4, 2005.

Annual Incentive Compensation

     All bonuses awarded under the Incentive Compensation Plan were based on a formula which primarily considers the return on average equity of the Company and its bank subsidiaries. The Committee approved a similar bonus structure for 2005. The named executive officers were awarded the following bonuses under the Incentive Compensation Plan for 2004:

H. Charles Maddy	$151,765
C. David Robertson	$45,000
Patrick N. Frye	$69,933
Ronald F. Miller	$99,227
Scott C. Jennings	$93,227
Robert S. Tissue	$93,227

Long-Term Incentive Compensation

     Under the Officer Stock Option Plan, the Company may award stock options for up to 960,000 shares of the Company’s common stock to qualified officers of the Company and its subsidiaries. Each option granted under the Plan must have an exercise price of no less than the fair market value of the Company’s common stock as of the date of the grant. The Committee awarded options in 2004 under the Stock Option Plan to the named executive officers as follows:

H. Charles Maddy	12,000
C. David Robertson	6,000
Patrick N. Frye	8,000
Ronald F. Miller	6,000
Scott C. Jennings	8,000
Robert S. Tissue	8,000

     The stock options were granted at the average of the closing prices reported on the last five business days prior to the grant date on which our common stock traded, which was $25.93.